Exhibit 99(A)(1)(A)

RESOURCE INCOME & OPPORTUNITY REIT, INC.

OFFER TO PURCHASE FOR CASH UP TO

326,637 SHARES OF CLASS A COMMON STOCK

AND

232,161 SHARES OF CLASS AA COMMON STOCK

AT A PER SHARE PRICE EQUAL TO

$10.00 PER CLASS A SHARE AND $9.47 PER CLASS AA SHARE.

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON JUNE 22, 2017, UNLESS THE OFFER IS EXTENDED.

To the Stockholders of Resource Income & Opportunity REIT, Inc.:

Resource Income & Opportunity REIT, Inc. (f/k/a Resource Innovation Office REIT, Inc.), an externally managed corporation that is incorporated in the State of Maryland (the “Company,” “we” or “us”), is offering to purchase all issued and outstanding shares of our Class A common stock, par value $0.01 per share (“Class A Shares”), and our Class AA common stock, par value $0.01 per share which was formerly designated Class T Common Stock (“Class AA Shares,” and together with the Class A Shares, the “Shares”). The purpose of this Offer (as defined below) is to provide stockholders with liquidity, because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price per Class A share equal to $10.00 and a price per Class AA Share equal to $9.47, which amounts represent the maximum purchase price per Class A Share and Class AA Share, respectively, in our primary offering. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Eastern Time, on June 22, 2017 (the “Expiration Date”) unless extended by the Company.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTIONS 1 AND 3 BELOW.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) OR RESOURCE IO ADVISOR, LLC, THE COMPANY’S ADVISOR (THE “ADVISOR”), MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISOR AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR THE ADVISOR. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

The date of this Offer to Purchase is May 24, 2017.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to stockholders on May 24, 2017.

What is the Offer?

We are offering to purchase all issued and outstanding Class A Shares and Class AA Shares, or 326,637 Class A Shares and 232,161 Class AA Shares. The Offer is for cash at a price per share equal to $10.00 per Class A Share and $9.47 per Class AA Share, which purchase amounts represent the maximum purchase price paid per Class A Share and Class AA Share, respectively, in our primary offering. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

Why is the Company making the tender offer?

The Offer is designed to provide liquidity to holders of Class A Shares and Class AA Shares. On April 21, 2017, the Board unanimously approved (i) the suspension of sales of Class A and Class AA shares in our primary offering; (ii) the suspension of our distribution reinvestment plan, effective May 1, 2017; and (iii) the suspension of our share repurchase program, effective May 21, 2017, in anticipation of restructuring our initial public offering. On May 5, 2017, we filed a Post-Effective Amendment to our Registration Statement on Form S-11 (No. 333-201842) (the “Amended Registration Statement”) pursuant to which we intend to offer shares of our Class T common stock, Class S common stock, Class D common stock and Class I common stock in our primary offering and pursuant to our distribution reinvestment plan. Under the Amended Registration Statement, we intend to offer Class A Shares and Class AA shares only pursuant to our distribution reinvestment plan.

The suspension of our share repurchase program will continue until such time as the Board may approve its resumption, if ever. As there is no public market for Class A Shares and Class AA Shares, the Offer is the only means of liquidity for holders of Class A Shares and Class AA Shares at this time. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m., Eastern Time, on June 22, 2017, unless extended. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

What was the most recent public offering price per Share?

The public offering price per Class A Share and Class AA Share prior to the suspension of our initial public offering on April 21, 2017, was $10.00 and $9.47, respectively.

Are there conditions to the Offer?

Yes. If you accept the Offer, you must tender all of the Class A Shares and Class AA Shares that you have purchased or otherwise own. You are not permitted to tender a portion of the Shares you have purchased or otherwise own.

How do I tender my Shares?

If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed on page 3 of this Offer to Purchase, in proper form, before 5:00 p.m., Eastern Time, on June 22, 2017 (unless the Offer is extended by the Company, in which case the new deadline will be as stated in the public announcement of the extension). You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer. If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, you should contact such holder to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 5:00 p.m., Eastern Time, on June 22, 2017 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

Is there any cost to me to tender?

There is no cost charged by the Company in connection with this Offer. You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal from the Company at (866) 469-0129 and submitting it to the Company at the address listed on page 3 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after July 20, 2017 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

A Notice of Withdrawal must be timely received by the Company, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting the Company at (866) 469-0129. See Section 5 below.

May I place any conditions on my tender of Shares?

No.

If I decide not to tender, how will the Offer affect the Shares I hold?

If you elect not to participate in the Offer, your Shares will remain outstanding. If the Company repurchases Shares pursuant to the Offer but you elect not to tender your Shares, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares accepted in the Offer?

Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

For most stockholders, yes. We anticipate that U.S. Stockholders (as defined below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Company accepts Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders (as defined below). We urge you to consult your tax advisor as well.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to repurchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include an original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares will be accepted for payment by the Company promptly following expiration of the Offer. See Section 6 below.

What action do I need to take if I decide not to tender my Shares?

None.

Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?

No. None of the Company, the Board or the Advisor is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the repurchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Company at (866) 469-0129. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate. The properly completed Letter of Transmittal should be sent to the Company at the following address:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

Resource Real Estate, Inc. Attn: Resource IO REIT P.O. Box 219169 Kansas City, MO 64121	Resource Real Estate, Inc. Attn: Resource IO REIT 430 West 7th Street Kansas City, MO 64105

Section 1. Purchase Price; Number of Shares; Expiration Date.

Resource Income & Opportunity REIT, Inc., an externally managed corporation that is incorporated in the State of Maryland, is offering to purchase all of its issued and outstanding Class A Shares and Class AA Shares. There are 326,637 Class A Shares and 232,161 Class AA Shares issued and outstanding.

The Offer is for cash at a price per share equal to $10.00 per Class A Share and $9.47 per Class AA Share, which purchase amounts represent the maximum purchase price paid per Class A Share and Class AA Share, respectively, in our primary offering. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. You will not receive interest on the purchase price under any circumstances.

If you wish to tender your Shares for repurchase, you must tender all of the Class A Shares and Class AA Shares that you have purchased or otherwise own. The Offer will remain open until 5:00 p.m., Eastern Time, on June 22, 2017, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate or amend the Offer.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

In the judgment of the Board, including the independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation generally may not make a distribution to stockholders, including pursuant to a share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, none of the Company, the Board or the Advisor is expressing any opinion as to whether a stockholder should accept or reject this Offer.

Section 2. Purpose of the Offer; Plans or Proposals of the Company.

The Offer is designed to provide liquidity to holders of Class A Shares and Class AA Shares. On April 21, 2017, the Board unanimously approved (i) the suspension of sales of Class A and Class AA shares in our primary offering; (ii) the suspension of our distribution reinvestment plan, effective May 1, 2017; and (iii) the suspension of our share repurchase program, effective May 21, 2017, in anticipation of restructuring our initial public offering. On May 5, 2017, we filed the Amended Registration Statement pursuant to which we intend to offer shares of our Class T common stock, Class S common stock, Class D common stock and Class I common stock in our primary offering and pursuant to our distribution reinvestment plan. The Class T, Class S, Class D and Class I common stock will be designated by our filing Articles Supplementary to our Charter with the State of Maryland. Under the Amended Registration Statement, we intend to offer Class A Shares and Class AA shares only pursuant to our distribution reinvestment plan. The Amended Registration Statement has not yet been declared effective by the SEC.

The suspension of our share repurchase program will continue until such time as the Board may approve its resumption, if ever. As there is no public market for Class A Shares and Class AA Shares, the Offer is the only means of liquidity for holders of Class A Shares and Class AA Shares at this time. As discussed in the Amended Registration Statement, we intend to operate as a perpetual-life entity, and there may be no future liquidity event for the Class A Shares and Class AA Shares.

Except as previously disclosed by us or as may occur in the ordinary course of business, we do not have any present plans and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (v) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vi) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (vii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (viii) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (ix) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Section 3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the right at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

Section 4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, instruct such holder to do the same on your behalf) to:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

Resource Real Estate, Inc. Attn: Resource IO REIT P.O. Box 219169 Kansas City, MO 64121	Resource Real Estate, Inc. Attn: Resource IO REIT 430 West 7th Street Kansas City, MO 64105

The Letter of Transmittal must be received by us at the address above before 5:00 p.m., Eastern Time, on the Expiration Date. You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer.

(a) Proper Tender of Shares and Method of Delivery.

For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 5:00 p.m., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price. You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer.

(b) Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE COMPANY, THE BOARD, THE ADVISOR OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

(c) United States Federal Income Tax Withholding.

To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below. The applicable rate for backup withholding is currently 28%.

For this purpose, a “U.S. Stockholder” is, in general, a stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.

Section 5. Withdrawal Rights.

At any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after July 20, 2017 (which is 40 business days after the commencement of the Offer), any stockholder may withdraw any number of the Shares that the stockholder has tendered.

To be effective, a written Notice of Withdrawal must be timely received by us via mail, courier or personal delivery at the address listed on page 3 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the stockholder having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. A Notice of Withdrawal is available upon request by contacting the Company at (866) 469-0129.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Section 6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to DST Systems, Inc., our transfer agent (the “Transfer Agent”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the purchase price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) and any required signature guarantee(s) and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender request. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding on the gross proceeds paid to such stockholder or other payee pursuant to the Offer. The applicable rate for backup withholding is currently 28%. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.

Section 7. Source and Amount of Funds.

The total cost to us of purchasing all 326,637 issued and outstanding Class A Shares and 232,161 Class AA Shares at a purchase price of $10.00 per Class A Share and $9.47 per Class AA Share would be $5,464,934.67. The actual number of Shares to be repurchased, and therefore our total cost of repurchasing Shares pursuant to the Offer, is not determinable at this time.

To fund the purchase of Shares under this Offer, we intend to use cash on hand and, if necessary, financing from Resource America, Inc., the parent of our sponsor. The Offer is not subject to any financing condition.

Section 8. Financial Statements.

Financial statements have not been included herein because the consideration offered to stockholders consists solely of cash, the Offer is not subject to any financing condition and the Company is a public reporting company under Section 15(d) of the Exchange Act and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the SEC can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information filed electronically by the Company with the SEC are available on the SEC’s website at www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

Section 9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

The following table sets forth, as of May 5, 2017, information with respect to the beneficial ownership of Shares by each person or group that holds more than 5% of our common stock, for each of our directors and executive officers and for our directors and executive officers as a group:

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Resource America, Inc.	225,571.32	40.37%
Resource IO Advisor, LLC	22,557.13	4.04
Alan F. Feldman, Chief Executive Officer and Director(2)	22,557.13	4.04
Kevin M. Finkel, Chief Operating Officer, President and Director(2)	22,557.13	4.04
Steven R. Saltzman, Chief Financial Officer, Senior Vice President and Treasurer	—	—
Shelle Weisbaum, Chief Legal Officer, Senior Vice President and Secretary	—	—
Marshall P. Hayes, Senior Vice President	—	—
Martin B. Caverly II, Senior Vice President	—	—
Robert C. Lieber, Director(3)	225,571.32	40.37
David K. Blatt, Independent Director	1,535.46	0.28
Andrew Ceitlin, Independent Director	1,534.67	0.28
Harvey G. Magarick, Independent Director	1,525.00	0.27
Eric Mallory, Independent Director	1,534.67	0.28

All directors and officers as a group	254,258.25	45.52%

(1)	The address for each beneficial owner is c/o Resource Income & Opportunity REIT, Inc., 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
(2)	As of the date hereof, the Advisor owned 22,557.13 Class A shares which are deemed to be beneficially owned by Messrs. Feldman and Finkel.
(3)	As of the date hereof, Resource America owned 225,571.32 Class A shares which were deemed to be beneficially owned by Mr. Lieber.

During the 60 days ended May 24, 2017, the Company did not sell any Class A Shares, and the Company sold an aggregate of 8,448 Class AA Shares for $80,000. In addition, on March 31, 2017, the Company issued 113.91 Class A Shares and 112.41 Class AA Shares pursuant to its distribution reinvestment plan. On April 13, 2017, the Company issued a stock dividend of 3,233 Class A Shares and 2,245 Class AA Shares. On April 28, 2017, the Company issued 106.07 Class A Shares and 121.22 Class AA Shares pursuant to its distribution reinvestment plan. The Class A Shares and Class AA Shares were sold pursuant to the terms of the Registration Statement at a price per share of up to $10.00 per Class A Share and $9.47 per Class AA Share. During this time we did not repurchase any Class A Shares or Class AA Shares. Other than pursuant to the continuous offering and distribution reinvestment plan there were no transactions in the Shares in the past 60 days.

There have been no other transactions involving the Shares that were effected during the past 60 business days by us, by any of our executive officers or directors, by any person controlling us, by any executive officer or director of any corporation ultimately in control of us or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary, other than as described or incorporated by reference herein.

As of May 24, 2017, there were 326,637 Class A Shares and 232,161 Class AA Shares outstanding.

Section 10. Certain Effects of the Offer.

The repurchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

Section 11. Certain Information about the Company.

We are an externally managed corporation incorporated under the laws of the State of Maryland. Our Advisor is responsible for identifying, evaluating and negotiating the structure of our investments and making investment decisions on our behalf, according to asset allocation and other guidelines set by our board of directors. In addition, we intend to qualify, and elect to be taxed, as a REIT, for federal income tax purposes commencing with the taxable year that will end December 31, 2018.

Under the Amended Registration Statement, our primary investment objectives are to:

•	preserve, protect and return capital contributions to stockholders;

•	provide current income to our stockholders in the form of cash distributions through cash flow from operations or targeted asset sales; and

•	realize growth in the value of our investments, resulting in an appreciation of our net asset value.

Our principal office is located at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103, and our telephone number is (866) 469-0129.

Section 12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 29, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the SEC on May 11, 2017;

•	our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on January 18, 2017, April 21, 2017 and May 5, 2017; and

•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on May 24, 2017.

Each of the foregoing documents is incorporated by reference herein. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Section 13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4(c) above.

(a) U.S. Stockholders.

The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (i) results in a “complete termination” of the stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is 20%. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within thirty (30) days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to stockholders whose proportionate interests in the earnings and assets of the Company has been increased by such tender, e.g., non-tendering stockholders. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

The Company may be required to withhold a portion of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless the U.S. Stockholder has completed and submitted to the Company a Form W-9 providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. The applicable rate for backup withholding is currently 28%. A Form W-9 is included with the Letter of Transmittal for U.S. Stockholders.

(b) Non-U.S. Stockholders.

The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether any resulting income is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. We believe that we are a domestically controlled REIT and that any gain from a sale of Shares will not be treated as effectively connected income under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). If we are a domestically controlled REIT and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a nonresident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder.

If we are not a domestically controlled REIT, our Shares would be treated as U.S. real property interests under FIRPTA and any gain recognized upon sale of Shares would be treated as effectively connected income and FIRPTA withholding rules would apply. If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends or gains received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

Section 14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

Section 15. Forward-Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;

•	our business prospects;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	changes in our industry, interest rates, the debt securities market or the general economy;

•	changes in governmental regulations, tax rates and similar matters;

•	actions and initiatives of the U.S. government relating to discounted or troubled assets, and the impact of these policies;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

In addition, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our other reports filed with the SEC. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

May 24, 2017	Resource Income & Opportunity REIT, Inc.